As filed with the Securities and Exchange Commission on December 1, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN MINERALS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	26-4413382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

350 Indiana Street, Suite 800

Golden, Colorado 80401

(Address of Principal Executive Offices)

2009 Equity Incentive Plan

(Full title of the plan)

Robert P. Vogels	With copies to:
Sr. Vice President and Chief Financial Officer	Deborah J. Friedman
Golden Minerals Company	Brian Boonstra
350 Indiana Street, Suite 800	Davis Graham & Stubbs LLP
Golden, Colorado 80401	1550 Seventeenth Street, Suite 500
Telephone: (303) 839-5060	Denver, Colorado 80202
(Name, address, including zip code, and telephone number,	Telephone: (303) 892-9400
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock (par value $0.01 per share)	608,396 shares	$26.97	$16,408,440.12	$1,169.93

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any securities that may be offered or issued pursuant to the Golden Minerals Company 2009 Equity Incentive Plan as a result of adjustments for stock dividends, stock splits and similar changes.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of the common stock of Golden Minerals Company as quoted on the NYSE Amex Equities Exchange on November 23, 2010.

Explanatory Note

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 608,396 shares of common stock, par value $0.01 per share, of Golden Minerals Company (the “Company,” “we,” “us,” or “our”), which may be issued pursuant to awards under the Golden Minerals Company 2009 Equity Incentive Plan (the “Plan”). In accordance with General Instruction E to Form S-8, the Company incorporates herein by reference the contents of the Form S-8 filed by the Company with respect to the Plan on May 8, 2009 (File No. 333-159096), together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed with the Commission and are incorporated by reference:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•                  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010;

•                  Current Reports on Form 8-K filed on April 14, 2010, June 3, 2010, June 9, 2010, October 6, 2010, October 12, 2010, and October 26, 2010; and

•                  The description of our common stock contained in our registration statement on Form 8-A filed February 5, 2010 with the SEC under 12(b) of the Exchange Act (File No. 001-13627), including any subsequent amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of this registration statement and prior to the termination of the offering. Any statement in a document incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent a statement contained in this registration statement or any other subsequently filed document that is incorporated by reference herein modifies or supersedes such statement.

Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to:

Golden Minerals Company
350 Indiana Street, Suite 800
Golden, Colorado 80401
Attention: Executive Vice President
Telephone: (303) 839-5060

Except as provided above, no other information, including information on our internet site, is incorporated by reference in this registration statement.

Item 5.    Interests of Named Experts and Counsel

Deborah Friedman devotes approximately half her time to serve as our Senior Vice President, General Counsel and Corporate Secretary and approximately half her time to her legal practice at Davis Graham & Stubbs LLP, the firm which has rendered an opinion regarding the legality of the issuance of the shares of common stock offered in this prospectus supplement. We pay a monthly flat fee of $13,333 to the firm for approximately one-half of her time which is devoted to us and pay her customary hourly rate to the firm for any time spent by Ms. Friedman in excess of that threshold. From May 1, 2009 (when Ms. Friedman rejoined the firm as an active partner) through June 30, 2010, we have paid approximately $1.1 million to Davis Graham & Stubbs LLP for legal services rendered by various attorneys in the firm, including Ms. Friedman. We have been advised that this amount represented a de minimis amount of the firm’s total revenue for that period. In addition, under our 2009 Equity Incentive Plan we have awarded to Ms. Friedman 29,000 shares of restricted common stock and options to purchase up to 10,000 shares of common stock at an exercise price of $8.00 per share.

Item 8.  Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on November 30, 2010.

GOLDEN MINERALS COMPANY

By:	/S/ JEFFREY G. CLEVENGER
Name:	Jeffrey G. Clevenger
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jeffrey G. Clevenger and Robert P. Vogels, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JEFFREY G. CLEVENGER	President and Chief Executive Officer	November 30, 2010
Jeffrey G. Clevenger	(Principal Executive Officer) and Chairman of the Board of Directors

/S/ ROBERT P. VOGELS	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 30, 2010
Robert P. Vogels

/S/ W. DURAND EPPLER	Director	November 30, 2010
W. Durand Eppler

/S/ IAN MASTERTON-HUME	Director	November 30, 2010
Ian Masterton-Hume

/S/ KEVIN R. MORANO	Director	November 30, 2010
Kevin R. Morano

/S/ TERRY M. PALMER	Director	November 30, 2010
Terry M. Palmer

/S/ DAVID WATKINS	Director	November 30, 2010
David Watkins

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Golden Minerals Company 2009 Equity Incentive Plan*
5.1	Opinion of Davis Graham & Stubbs LLP**
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP**
23.3	Consent of Micon International Limited**
24.1	Power of Attorney (included on signature page of this Registration Statement)

*              Incorporated by reference to our Registration Statement on Form S-8 filed May 8, 2009.

**           Filed herewith.